Exhibit 99.1

Media Contact: Bob Klein (414) 343-8664

Financial Contact: Amy Giuffre (414) 343-8002

HARLEY-DAVIDSON EARNINGS, RETAIL MOTORCYCLE SALES SHOW CONTINUED STRENGTH

Worldwide Retail New Motorcycle Sales Climb 10.9 Percent in Fourth Quarter

and 5.9 Percent for the Full Year

Full-Year Earnings Double on Motorcycle Shipment Growth, Improved

Motorcycle Operating Margin and Financial Services Performance

MILWAUKEE, Jan. 24, 2012 — Harley-Davidson, Inc. (NYSE: HOG) reported a strong finish to 2011, with improved fourth-quarter performance capping a year of earnings and dealer retail sales growth.

Income from continuing operations was $54.6 million, or $0.24 per share, in the fourth quarter of 2011, compared to a loss of $42.1 million, or $0.18 per share from continuing operations in the year-ago quarter. For the full year 2011, income from continuing operations more than doubled to $548.1 million, or $2.33 per share, compared to income of $259.7 million, or $1.11 per share, from continuing operations in 2010.

Retail sales of new Harley-Davidson motorcycles grew 10.9 percent worldwide in the fourth quarter compared to the prior-year period, including an 11.8 percent increase in the U.S. For the full year 2011, new Harley-Davidson motorcycle retail sales rose 5.9 percent worldwide and 5.8 percent in the U.S.

On a segment basis, full-year operating income from Motorcycles and Related Products grew 48.2 percent on higher shipment volume and operating margin improvement, while operating income from Financial Services grew 47.8 percent on continued improvement in credit performance, compared to 2010.

“Our improved performance in 2011 is the result of the tremendous efforts of all of our employees, dealers and suppliers,” said Keith Wandell, President and Chief Executive Officer of Harley-Davidson, Inc.

“Harley-Davidson is all about fulfilling dreams through remarkable motorcycles and extraordinary customer experiences. In 2011 we made strong progress at transforming our business to be more agile and effective than ever at exceeding customer expectations,” Wandell said. “The changes underway across the organization will enable Harley-Davidson to be world class and customer led like never before, with shorter product development lead times, flexible manufacturing and an unmatched premium retail experience.

“At retail, we believe the solid improvement in new Harley-Davidson motorcycle sales reflects the strong appeal of our product lineup to a diverse customer base and the great efforts of our dealers, combined with results from our investments in growth opportunities across all regions and improved consumer confidence in the U.S. While we are encouraged by the retail sales trend, we continue to keep a close watch on the marketplace and remain cautious in our expectations for 2012,” Wandell said.

Retail Harley-Davidson Motorcycle Sales

On a worldwide basis, dealers sold 40,359 new Harley-Davidson motorcycles in the fourth quarter of 2011, a 10.9 percent increase compared to 36,390 motorcycles sold in the year-ago period. Dealers sold 23,753 new Harley-Davidson motorcycles in the U.S., an 11.8 percent increase compared to the fourth quarter of 2010. In international markets, dealers sold 16,606 new Harley-Davidson motorcycles during the fourth quarter, an increase of 9.7 percent compared to the year-ago period.

For the full year, worldwide retail sales of new Harley-Davidson motorcycles increased 5.9 percent to 235,188 units, compared to sales of 222,110 units in 2010. U.S. retail sales of new Harley-Davidson motorcycles increased 5.8 percent to 151,683 units, and in international markets sales increased 6.1 percent to 83,505 units, for the full year compared to 2010. Industry-wide U.S. heavyweight new motorcycle (651cc-plus) retail unit sales increased 4.3 percent for the full year, compared to 2010.

Fourth-quarter and full-year data are listed in the accompanying tables.

Harley-Davidson Motorcycles and Related Products Segment Financial Results

Fourth-Quarter Segment Results: Revenue from Motorcycles during the fourth quarter of 2011 of $791.9 million was up 13.5 percent compared to the year-ago period. The Company shipped 50,730 motorcycles to dealers and distributors worldwide during the quarter, compared to shipments of 44,481 motorcycles in the fourth quarter of 2010.

Revenue from Motorcycle Parts and Accessories (P&A) totaled $161.2 million during the quarter, up 7.9 percent, and revenue from General Merchandise, which includes MotorClothes® Apparel and Accessories, was $69.3 million, up 12.8 percent compared to the year-ago period.

Gross margin was 31.2 percent in the fourth quarter of 2011, compared to 29.6 percent in the fourth quarter of 2010. Fourth-quarter operating margin from motorcycles and related products was 3.5 percent on operating income of $35.6 million. In 2010, the Company had an operating loss in the fourth quarter from motorcycles and related products of $6.8 million.

Twelve-Month Segment Results: For the full year of 2011, the Company shipped 233,117 motorcycles to dealers and distributors, a 10.7 percent increase compared to 210,494 units shipped in 2010.

Revenue from Motorcycles for the full year was $3.55 billion, a 13.3 percent increase compared to the year-ago period. Full-year P&A revenue was $816.6 million, a 9.0 percent increase compared to 2010. General Merchandise revenue was $274.1 million, a 5.8 percent increase compared to 2010.

Gross margin for the full year was 33.4 percent and operating margin was 12.0 percent, compared to 34.2 percent and 9.1 percent respectively in 2010.

Financial Services Segment

The Financial Services segment recorded operating income of $56.8 million in the fourth quarter of 2011, compared to operating income of $43.5 million in the year-ago quarter. The increase in fourth-quarter operating income was largely the result of continued improvement in credit performance at Harley-Davidson Financial Services. For the full year, operating income from financial services was $268.8 million, compared to operating income of $181.9 million in 2010.

Guidance

Harley-Davidson expects to ship 240,000 to 245,000 motorcycles to dealers and distributors worldwide in 2012, a three-to five-percent increase compared to 2011. In the first quarter of 2012, the Company expects to ship 58,000 to 63,000 motorcycles.

For the full year, Harley-Davidson expects gross margin to be between 34.75 percent and 35.75 percent. The Company expects capital expenditures of between $190 million and $210 million in 2012, which includes approximately $25 million to support restructuring activities.

Restructuring Update

In 2011, Harley-Davidson realized cumulative savings from restructuring activities initiated since early 2009 of $217 million, in line with company estimates of $210 million to $230 million. Upon completion, Harley-Davidson continues to expect restructuring activities to generate annual ongoing savings of $315 million to $335 million, beginning in 2014. For the full year 2011, Harley-Davidson incurred one-time restructuring costs of $68.0 million. The Company now expects all restructuring activities initiated since 2009 to result in one-time overall costs of $500 million to $520 million through 2013, including $50 million to $60 million in 2012, a $5 million reduction to the range previously provided.

Income Tax Rate

For the full year 2011, the Company’s effective income tax rate from continuing operations was 30.9 percent, compared to 33.5 percent in 2010. The lower 2011 effective tax rate was mainly driven by a 2011 change in the Wisconsin income tax law associated with certain net operating losses, and a one-time tax charge in 2010 associated with the federal healthcare legislation. In 2012, the Company expects its full-year effective tax rate from continuing operations to be approximately 35.5 percent.

Cash Flow

Cash and marketable securities totaled $1.68 billion at year-end 2011, compared to $1.16 billion at year-end 2010. For full-year 2011, Harley-Davidson generated $885.3 million of cash provided by operating activities from continuing operations, compared to $1.16 billion in 2010. Capital expenditures for full-year 2011 were $189.0 million.

Share Repurchase

The Company repurchased 3.5 million shares of Harley-Davidson, Inc. common stock at a cost of $127.0 million during the fourth quarter of 2011. At year-end 2011, there were approximately 230.5 million shares of Harley-Davidson common stock outstanding and 18.6 million shares remaining on board-approved share repurchase authorizations.

Discontinued Operations

In the fourth quarter of 2011, Harley-Davidson recognized a $51.0 million benefit on income from discontinued operations, driven by the reversal of tax amounts reserved in prior years related to the divestiture of the Company’s MV Agusta subsidiaries. The amounts had been reserved pending an agreement with the IRS on the tax treatment of the transaction. With the agreement, the Company anticipates no further financial adjustments related to MV Agusta.

Company Background

Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Harley-Davidson Motor Company produces heavyweight custom, cruiser and touring motorcycles and offers a complete line of Harley-Davidson motorcycle parts, accessories, riding gear and apparel, and general merchandise. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and select European countries. For more information, visit Harley-Davidson’s Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation

Harley-Davidson will discuss fourth-quarter results on a Webcast at 8:00 a.m. CT today. The Webcast presentation will be posted prior to the call and can be accessed at http://investor.harley-davidson.com/. Click “Events and Presentations” under “Resources.” The audio portion of today’s call will also be posted at harley-davidson.com beginning approximately two hours after the conclusion of the call for one year. The audio may also be accessed until February 7, 2012 by calling 404-537-3406 or 855-859-2056 in the US, pin number 36261875#.

Forward-Looking Statements

The Company intends that certain matters discussed in this release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company “believes,” “anticipates,” “expects,” “plans,” or “estimates” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The Company’s ability to meet the targets and expectations noted depends upon, among other factors, the Company’s ability to (i) execute its business strategy, (ii) effectively execute the Company’s restructuring plans within expected costs and timing, (iii) implement and manage enterprise-wide information technology solutions, including solutions at its manufacturing facilities, and secure data contained in those systems, (iv) adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (v) anticipate the level of consumer confidence in the economy, (vi) manage through inconsistent economic conditions, including changing capital, credit and retail markets, (vii) continue to realize production efficiencies at its production facilities and manage operating costs including materials, labor and overhead, (viii) successfully implement with our labor unions the agreements that we have executed with them that we believe will provide flexibility and cost-effectiveness to accomplish restructuring goals and long-term competitiveness, (ix) manage risks that arise through expanding international operations and sales, (x) manage supply chain issues, including any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xi) manage production capacity and production changes, (xii) provide products, services and experiences that are successful in the marketplace, (xiii) develop and implement sales and marketing plans that retain existing retail customers and attract new retail customers in an increasingly competitive marketplace, (xiv) manage the risks that our independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xv) continue to have access to reliable sources of capital funding and adjust to fluctuations in the cost of capital, (xvi) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS’ loan portfolio, (xvii) sell all of its motorcycles and related products and services to its independent dealers, (xviii) continue to develop the capabilities of its distributor and dealer network, (xix) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xx) adjust to healthcare inflation and reform, pension reform and tax changes, (xxi) retain and attract talented employees, and (xxii) detect any issues with our motorcycles or manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation.

In addition, the Company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the Company has disclosed in documents previously filed with the Securities and Exchange Commission.

The Company’s ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the Company’s independent dealers to sell its motorcycles and related products and services to retail customers. The Company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the Company. In addition, the Company’s independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

# # #

Harley-Davidson, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
Motorcycles and related products revenue	$1,026,777	$917,076	$4,662,264	$4,176,627
Gross profit	320,451	271,066	1,555,976	1,427,403
Selling, administrative and engineering expense	265,918	260,153	926,808	885,137
Restructuring expense	18,970	17,671	67,992	163,508

Operating income from motorcycles & related products	35,563	(6,758)	561,176	378,758
Financial services revenue	157,153	166,322	649,449	682,709
Financial services expense	100,336	122,844	380,658	500,836

Operating income from financial services	56,817	43,478	268,791	181,873

Operating income	92,380	36,720	829,967	560,631
Investment income	2,338	1,776	7,963	5,442
Interest expense	11,165	20,209	45,266	90,357
Loss on debt extinguishment		85,247		85,247

Income (loss) before income taxes	83,553	(66,960)	792,664	390,469
Provision (benefit) for income taxes	28,909	(24,884)	244,586	130,800

Income (loss) from continuing operations	54,644	(42,076)	548,078	259,669
Income (loss) from discontinued operations, net of tax	51,036	(4,690)	51,036	(113,124)

Net income (loss)	$105,680	$(46,766)	$599,114	$146,545

Earnings (loss) per common share from continuing operations:
Basic	$0.24	$(0.18)	$2.35	$1.11
Diluted	$0.24	$(0.18)	$2.33	$1.11

Income (loss) per common share from discontinued operations:
Basic	$0.22	$(0.02)	$0.22	$(0.48)
Diluted	$0.22	$(0.02)	$0.22	$(0.48)

Earnings (loss) per common share:
Basic	$0.46	$(0.20)	$2.57	$0.63
Diluted	$0.46	$(0.20)	$2.55	$0.62
Weighted-average common shares:

Basic	229,827	233,535	232,889	233,312
Diluted	231,968	233,535	234,918	234,787

Cash dividends per common share	$0.125	$0.10	$0.475	$0.40

Harley-Davidson, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	(Unaudited)
	December 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$1,526,950	$1,021,933
Marketable securities	153,380	140,118
Accounts receivable, net	219,039	262,382
Finance receivables, net	1,168,603	1,080,432
Restricted finance receivables held by variable interest entities, net	591,864	699,026
Inventories	418,006	326,446
Restricted cash held by variable interest entities	229,655	288,887
Other current assets	234,709	247,402

Total current assets	4,542,206	4,066,626

Finance receivables, net	1,754,441	1,553,781
Restricted finance receivables held by variable interest entities, net	2,271,773	2,684,330
Other long-term assets	1,105,744	1,126,003

	$9,674,164	$9,430,740

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$819,885	$782,017
Short-term debt	838,486	480,472
Current portion of long-term debt	399,916	—
Current portion of long-term debt held by variable interest entities	640,331	751,293

Total current liabilities	2,698,618	2,013,782

Long-term debt	2,396,871	2,516,650
Long-term debt held by variable interest entities	1,447,015	2,003,941
Pension and postretirement healthcare liabilities	571,065	536,847
Other long-term liabilities	140,339	152,654

Total shareholders’ equity	2,420,256	2,206,866

	$9,674,164	$9,430,740

Harley-Davidson, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Twelve months ended
	(Unaudited) December 31, 2011	December 31, 2010	December 31, 2009
Net cash provided by operating activities of continuing operations	$885,291	$1,163,418	$609,010
Cash flows from investing activities of continuing operations:
Capital expenditures	(189,035)	(170,845)	(116,748)
Finance receivables, net	138,025	416,430	(771,058)
Collection of retained securitization interests			61,170
Net change in marketable securities	(12,532)	(100,148)	(39,685)
Other, net	—	—	2,834

Net cash (used by) provided by investing activities of continuing operations	(63,542)	145,437	(863,487)
Cash flows from financing activities of continuing operations:
Proceeds from issuance of medium-term notes	387,865	—	496,514
Repayments of medium-term notes	—	(200,000)	—
Proceeds from issuance of senior unsecured notes	—	—	595,026
Repayments of senior unsecured notes	—	(380,757)	—
Proceeds from securitization debt	1,082,599	598,187	2,413,192
Repayments of securitization debt	(1,754,568)	(1,896,665)	(263,083)
Net increase (decrease) in credit facilities and unsecured commercial paper	237,827	30,575	(1,083,331)
Net repayments of asset-backed commercial paper	(483)	(845)	(513,168)
Net change in restricted cash	59,232	77,654	(167,667)
Dividends	(111,011)	(94,145)	(93,807)
Purchase of common stock for treasury	(224,548)	(1,706)	(1,920)
Excess tax benefits from share-based payments	6,303	3,767	170
Issuance of common stock under employee stock option plans	7,840	7,845	11

Net cash used by financing activities of continuing operations	(308,944)	(1,856,090)	1,381,937
Effect of exchange rate changes on cash and cash equivalents of continuing operations	(7,788)	4,940	6,789
Net increase (decrease) in cash and cash equivalents of continuing operations	505,017	(542,295)	1,134,249
Cash flows from discontinued operations:
Cash flows from operating activities of discontinued operations	—	(71,073)	(71,298)
Cash flows from investing activities of discontinued operations	—	—	(18,805)
Effect of exchange rate changes on cash and cash equivalents of discontinued operations	—	(1,195)	(1,208)

	—	(72,268)	(91,311)

Net increase (decrease) in cash and cash equivalents	$505,017	$(614,563)	$1,042,938

Cash and cash equivalents:
Cash and cash equivalents—beginning of period	$1,021,933	$1,630,433	$568,894
Cash and cash equivalents of discontinued operations—beginning of period	—	6,063	24,664
Net increase (decrease) in cash and cash equivalents	505,017	(614,563)	1,042,938
Less: Cash and cash equivalents of discontinued operations—end of period			(6,063)

Cash and cash equivalents—end of period	$1,526,950	$1,021,933	$1,630,433

Motorcycles and Related Products Revenue and

Motorcycle Shipment Data

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Harley-Davidson® motorcycles	$791,917	$697,781	$3,553,291	$3,136,987
Buell® motorcycles	67	4,546	1,256	16,280
Parts & Accessories	161,182	149,395	816,569	749,240
General Merchandise	69,315	61,458	274,124	259,125
Other	4,296	3,896	17,024	14,995

	$1,026,777	$917,076	$4,662,264	$4,176,627

MOTORCYCLE SHIPMENTS:
Harley-Davidson
United States	33,625	27,617	152,180	131,636
International	17,105	16,864	80,937	78,858

Total Harley-Davidson	50,730	44,481	233,117	210,494

Buell	10	63	274	2,614

MOTORCYCLE PRODUCT MIX:
Harley-Davidson
Touring	21,592	18,514	92,002	81,927
Custom	19,933	17,835	91,459	87,158
Sportster®	9,205	8,132	49,656	41,409

Total Harley-Davidson	50,730	44,481	233,117	210,494

Worldwide Retail Sales of Harley-Davidson Motorcycles

	Three months ended		Twelve months ended
	December 31,	December 31,	December 31,	December 31,
	2011	2010	2011	2010
North America Region
United States	23,753	21,246	151,683	143,391
Canada	1,214	1,022	10,502	10,376

Total North America Region	24,967	22,268	162,185	153,767
Europe Region (Includes Middle East and Africa)
Europe*	5,997	5,938	39,334	37,378
Other	1,059	731	5,006	3,810

Total Europe Region	7,056	6,669	44,340	41,188
Asia Pacific Region
Japan	2,574	2,951	10,401	11,405
Other	3,270	2,750	11,015	9,582

Total Asia Pacific Region	5,844	5,701	21,416	20,987
Latin America Region	2,492	1,752	7,247	6,168

Total Worldwide Retail Sales	40,359	36,390	235,188	222,110

Data Source (subject to update)

Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

Only Harley-Davidson® motorcycles are included in the Harley-Davidson Motorcycle Sales data.

*	Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.

Heavyweight Motorcycle Registration Data(1)

	Twelve months ended
	December 31,	December 31,
	2011	2010
United States(2)	271,018	259,733

	Eleven months ended
	November 30, 2011	November 30, 2010
Europe(3)	284,853	294,351

1	—Heavyweight data includes street legal 651+cc models. Street legal 651+cc models include on-highway, dual purpose models and three-wheeled vehicles.
2	—United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update. Prior periods have been adjusted to include all dual purpose models that were previously excluded.
3	—Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 651+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. Europe market data is reported on a one-month lag. This third-party data is subject to revision and update.